Exhibit 99.01

YAHOO! ANNOUNCES PLANS TO PURCHASE REMAINING SHARES OF
YAHOO! EUROPE AND YAHOO! KOREA

Yahoo! to own 100 percent of Yahoo! UK, Yahoo! Germany, Yahoo! France and
Yahoo! Korea to take advantage of international growth opportunities

SUNNYVALE, Calif. – November 7, 2005 - Yahoo! Inc. (Nasdaq: YHOO), a leading global Internet company, today announced that it has entered into an agreement with Softbank Holdings (Europe) Ltd. to purchase Softbank’s stake of approximately 30 percent in Yahoo! UK, Yahoo! Germany, and Yahoo! France. Yahoo! also announced that it has entered into a separate agreement with Softbank Corporation, Softbank Korea Corporation and Yahoo Japan Corporation to purchase their combined stake of approximately 33 percent in Yahoo! Korea.

The total purchase price for the Softbank interests in these transactions is $500 million, to be paid in cash.  Upon completion of the deals, each of the subsidiaries will be wholly-owned by Yahoo!.

“This agreement to purchase the remaining shares not already owned by Yahoo! in Europe and Korea demonstrates the confidence we have in our international businesses and our commitment to deliver long-term shareholder value,” said Terry Semel, chairman and CEO of Yahoo!. “By buying out Softbank’s JV interests, our strategic flexibility to take advantage of international growth opportunities in Korea and Europe will be enhanced and this new structure should lead to a more efficient longer-term operating and tax model.”

The transactions are expected to close in the fourth quarter of 2005.

About Yahoo!

Yahoo! Inc. is a leading global Internet brand and one of the most trafficked Internet destinations worldwide.  Yahoo! seeks to provide online products and services essential to users’ lives, and offers a full range of tools and marketing solutions for businesses to connect with Internet users around the world.  Yahoo! is headquartered in Sunnyvale, California.

This press release contains forward-looking statements that involve risks and uncertainties concerning Yahoo!’s proposed transaction with Softbank (including without limitation as described in the quotations from management in this press release), as well as Yahoo!’s strategic and operational plans. Actual events or results may differ materially from those described in this press release due to a number of risks and uncertainties. The potential risks and uncertainties include, among others, the possibility that the transaction will not close or that the closing may be delayed; the reaction of customers and employees of Yahoo! and Softbank to the transaction; Yahoo!’s ability to compete with new or existing competitors; acceptance by users of Yahoo!’s new products and services; and Yahoo!’s ability to manage growth and diversification. More information about potential factors that could affect Yahoo!’s business and financial results is included under the captions, “Risk Factors” and “Management’s Discussion and Analysis of

Financial Condition and Results of Operations,” in Yahoo!’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and the Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 which are on file with the SEC and available at the SEC’s Website at www.sec.gov.

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Yahoo! and the Yahoo! logos are trademarks and/or registered trademarks of Yahoo! Inc.  All other names are trademarks and/or registered trademarks of their respective owners.

Media Relations Contacts:

Kelly Delaney, Yahoo! Inc., (408) 349-2579, kellyd@yahoo-inc.com

Kim Milosevich, OutCast Communications, (415) 345-4734, kim@outcastpr.com

Investor Relations Contact:

Paul Hollerbach, Yahoo! Inc., (408) 349-3578, paulh@yahoo-inc.com